SERVICE AGREEMENT

This Service Agreement (the "Agreement"), dated as of the 3rd day of November, 1997, is made by and among Nationwide Financial Services, Inc. ("NFS") and Counsellors Securities, Inc. (the "Counsellors");

WHEREAS, Counsellors is the distributor for each of the investment companies (each a "Fund") set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS provides administrative services to the owners of certain variable annuity and variable life insurance contracts (the "Contracts") issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company (collectively, "Nationwide") through certain of Nationwide's separate accounts (the "Variable Accounts") set forth on Exhibit B; and

WHEREAS, the Funds will be included as underlying mutual fund options for the Contracts issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously entered into by Counsellors, on behalf of the Funds, and Nationwide; and

WHEREAS, Counsellors recognizes substantial savings of administrative expenses as a result of NFS performing certain administrative services (the "Services") on behalf of the Funds; and

NOW, THEREFORE, the Funds will be available for purchase and sale by Variable Accounts, subject to the following conditions:

1.
NFS agrees to provide Services for the Contract owners of the Variable Accounts who choose the Funds as underlying investment options in the Contracts. Such Services will include those described on Exhibit C.

2.
NFS shall not bear any of the expenses for the cost of registration of the Funds' shares, preparation of the Funds' prospectuses, proxy materials, and reports, and the preparation of other related statements and notices required by law, except as otherwise agreed upon by the parties to this Agreement.

3.
In consideration for the Services to be provided by NFS to the Contract owners pursuant to this Agreement, Counsellors will calculate and pay, or cause one of its affiliates to pay, and NFS will be entitled to receive from Counsellors a fee ("Service Fee") at an annualized rate equal to ___% of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

4.
The Service Fees will be paid to NFS by electronic funds transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. If the assets held in the Variable Accounts are less than $1 billion as of December 31 of the prior calendar year, the Service Fees will be paid on a quarterly basis; once assets held in the Variable Accounts is greater than $1 billion, the Service Fees will be paid on a monthly basis. The Service Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by Counsellors for the relevant period and such other supporting data as may be reasonably requested by NFS.

5.
The Service Fee shall be paid either by (a) Counsellors or one of its affiliates from general operating funds, or (b) directly by the Funds pursuant to a shareholder service plan adopted by the Board of Directors of the Funds.

6.
The Service Fee shall be calculated as an annualized percentage (____%) of the average aggregate moue invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing by the total number of calendar days during the period.

7.
The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive the termination of this Agreement and the termination of Counsellors' Fund Participation Agreements with Nationwide.

8.
NFS and Counsellors agree that the Service Fees described in the Agreement are for administrative services only and do not constitute payment in any manner for investment advisory services or for the cost of distribution of the Funds or the Contracts.

9.
This Agreement may be terminated by NFS at any time upon written notice to Counsellors and by Counsellors upon at least 90 days' written notice to NFS. In addition, Counsellors may terminate this Agreement immediately upon written notice to NFS (1) if required by any applicable law or regulation, (2) if so required by action of the Board of Directors/Trustees of a Fund, (3) If NFS engages in any material breach of this Agreement or (4) if Nationwide or any other NFS affiliate engages in conduct which would constitute a material breach of this Agreement were Nationwide or the affiliate a party to this Agreement. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund's inclusion as an investment option in the Variable Account and in such event no notice is required under this Agreement.

10.	Each notice required by this Agreement Shell be given by wire and confirmed in writing to:

If to NFS:
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215

Attn: Senior Vice President-Sales-Financial Services

If to Counsellors:
Counsellors Securities, Inc.
335 Madison Avenue, 15th Floor New York, NY 10017

11.	This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Ohio. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

12.	Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

By:  ___________________________________

Name.           _________________________________

Title: __________________________________
COUNSELLORS SECURITIES, INC.
By:

Name:

Title:

EXHIBIT A
TO SERVICE AGREEMENT

Name of Fund

Warburg Pincus Trust - Growth and Income Portfolio Warburg Pincus Trust - International Equity Portfolio Warburg Pincus Trust - Post-Venture Capital Portfolio

EXHIBIT B
TO SERVICE AGREEMENT

Name of Variable Account/Contracts

Nationwide Variable Account - 9 / Best of America - America's Future Annuity

Nationwide VLI Separate Account - 4 / Best of America - Next Generation Flexible Premium
Variable Universal Life Insurance Contracts

Nationwide VL Separate Account - C / Best of America - Next Generation Flexible Premium
Variable Universal Life Insurance Contracts

EXHIBIT C
TO SERVICE AGREEMENT

Services provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Contracts, including but not limited to, the following:

1.
Maintaining separate records for each Contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such Contract owners. Nationwide will maintain a single master account with each Fund on behalf of Contract owners and such account shall be in the name of Nationwide (or its nominee) as the record owner of shares owned by Contract owners.

2.	Disbursing or crediting to Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Minds

3.
Preparing and transmitting to Contract owners, as required by law, periodic statements showing the total number of shares owned by Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by Contract owners.

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4.	Supporting and responding to service inquires from Contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for Contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners.

7.
Distributing to Contract owners, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fiord  reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds. on behalf of the Contract owners.